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               ARIEL CORPORATION 1996 DIRECTORS STOCK OPTION PLAN


                      I. ESTABLISHMENT OF PLAN; DEFINITIONS

1. Purpose. The purpose of the Ariel Corporation 1996 Directors Stock Option Plan is to provide an incentive to non-employee directors of Ariel Corporation (the "Corporation"), who are in a position to contribute materially to the long-term success of the Corporation, to increase their interest in the Corporation's welfare, and to aid in attracting and retaining non-employee directors of outstanding ability.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

         (a) "Board shall mean the Board of Directors of the Corporation.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

         (c) "Committee" shall mean a committee whose members shall, from time to time, be appointed by the Board; provided, however, that on such date as the Corporation's Stock is first registered under Section 12 of the Securities Exchange Act of 1934 such committee shall consist of at least two Directors, all of whom are disinterested within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

         (d) "Corporation" shall mean Ariel Corporation, a Delaware corporation, and any successor thereto.

         (e) "Directors" shall mean those members of the Board of Directors of the Corporation who are not Employees.

         (f) "Fair Market Value" shall mean the fair market value of the Stock as determined by the Committee on the basis of a review of the facts and circumstances at the time.

         (g) "Grantee" shall mean a non-employee director granted a Stock Option under this Plan.

         (h) "Non-Qualified Stock Option" shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part II of this Plan.

         (i) "Plan" shall mean the Ariel Corporation 1996 Directors Stock Option Plan as set forth herein as amended from time to time.

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         (j)      "Stock" shall mean authorized but unissued shares of the
                  Common Stock of the Corporation or reacquired shares of the Corporation's Common Stock.

         (k) "Stock Option" shall mean an option granted pursuant to the Plan to purchase shares of stock.

3. Shares of Stock Subject to the Plan. Subject to the provisions of Paragraph 2 of Part III, the Stock which may be issued or transferred pursuant to Stock Options granted under the Plan to Directors shall not exceed 450,000 shares in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of shares of Stock as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of Stock Options.

4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option agreements, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Options previously granted and no amendment, without the approval of the stockholders of the Corporation, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, materially increase the benefits accruing to Grantees under the Plan, change the class eligible to receive options under the Plan, or materially modify the eligibility requirements for participation in the Plan.

6. Effective Date and Duration of the Plan. The Plan shall become effective upon its approval by the Board subject to its subsequent approval by the stockholders of the Corporation. This Plan shall terminate ten years from the date the Plan becomes effective, and no Stock Option may be granted under the Plan thereafter, but such termination shall not affect any Stock Option theretofore granted.


                    II. NON-QUALIFIED STOCK OPTION PROVISIONS

1.  Granting of Stock Options.

         (a) Directors of the Corporation who are not also Employees shall be eligible to receive Non-Qualified Stock Options under the Plan.

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         (b)      The Committee shall determine and designate from time to time those Directors who are to be granted Non-Qualified Stock Options and the amount subject to each Non- Qualified Stock Option.

         (c) The Committee may grant at any time new Non-Qualified Stock Options to a Director who has previously received Non-Qualified Stock Options or other options, whether such prior Non-Qualified Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are canceled in connection with the issuance of new Non-Qualified Stock Options.

         (d) When granting a Non-Qualified Stock Option, the Committee shall determine the purchase price of the Stock subject thereto. Such price shall not be less than 100% of the Fair Market Value of such Stock on the date the Non- Qualified Stock Option is granted.

         (e) The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee.

         (f) No Non-Qualified Stock Option shall be exercisable more than ten years from the date such option is granted.

2. Exercise of Stock Options. The option price of a Non-Qualified Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order; (ii) by the surrender of Stock then owned by the Grantee, provided that the stock surrendered by the Grantee has been owned by the Grantee for at least six (6) months; or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Paragraph. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such Stock to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

3.  Termination of Service as a Director.

         (a) If a Grantee ceases to be a Director (other than by death), the terms of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such

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                  cessation of being a Director and such option shall be
                  exercisable to the extent it was exercisable as of the date of cessation of being a Director.

         (b) If a Grantee ceases to be a Director by reason of death, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three-month period following his death to exercise any then outstanding Non-Qualified Stock Options in whole or in part. If a Grantee dies within three months after he ceases to be a Director without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during such three month period to exercise such options in whole or in part. The number of shares of Stock in respect of which a Non-Qualified Stock Option may be exercised after a Grantee's death shall be the number of shares of Stock in respect of which such option could be exercised as of the date of the Grantee's death. In no event may the period for exercising a Non-Qualified Stock Option extend beyond the date on which such option would otherwise expire.


                             III. GENERAL PROVISIONS

1. Substitution of Options. In the event of a corporate merger or consolidation, or the acquisition by the Corporation of property or stock of an acquired corporation or any reorganization or other transaction qualifying under Section 425 of the Code, the Committee may, in accordance with the provisions of that Section, substitute options under this Plan for options under the plan of the acquired corporation provided (i) the excess of the aggregate fair market value of the shares subject to option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give the Director additional benefits, including any extension of the exercise period.

2.  Adjustment Provisions.

         (a) If the shares of Stock outstanding are changed in number or class by reason of a split-up, merger, consolidation, reorganization, reclassification, recapitalization, or any capital adjustment, including a stock dividend, or if any distribution is made to the holders of common stock other than a cash dividend, then

               (i) the aggregate number and class of shares or other securities that may be issued or transferred pursuant to Paragraph 3 of Part I;

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           (ii)            the number and class of shares or other securities
                           which are issuable under outstanding Stock Options, and

           (iii) the purchase price to be paid per share under outstanding Stock Options, shall be adjusted as provided hereinafter.

         (b) Adjustment under this Paragraph 2 shall be made in an equitable manner by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive.

3.  General.

         (a) Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Board shall approve.

         (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained as a Director of the Corporation.

         (c) No director, and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Corporation, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option.

         (d) No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee's lifetime only by the Grantee.

         (e) Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Corporation's obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:

           (i) Any registration or other qualification of such shares under any state or federal law or regula-tion, or the maintaining in effect of any such registration or other qualification which the Board


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                           shall, in its absolute discretion upon the advice
                           of counsel, deem necessary or advisable;

           (ii) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; or

           (iii) Each stock certificate issued pursuant to a Stock Option shall bear the following legend:

                           "The transferability of this certificate and the shares of Stock represented hereby are subject to restrictions, terms and conditions contained in the Ariel Corporation 1996 Directors Stock Option Plan, and an Agreement between registered owner of such Stock and Ariel Corporation. A copy of the Plan and Agreement are on file in the office of the Secretary of Ariel Corporation"

         (f) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Corporation is required to withhold with respect to a Stock Option or its exercise. In the event that such payment is not made when due, the Corporation shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

         (g) A Grantee entitled to Stock as a result of the exercise of an option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued. The Corporation shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

         (h) The grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, applicable Delaware corporate law relating to such grant or exercise.


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Adopted by the Board of Directors:        January 24, 1996 to be
                                          effective February 1, 1996

Adopted by the Stockholders:  1996 Annual Meeting









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